                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                        AMENDMENT NO. 1 TO CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  July 9, 2002
                          ----------------------------
                Date of report (Date of earliest event reported)

                              Hubbell Incorporated
             (exact name of registrant as specified in its charter)


        CONNECTICUT                   1-2958                  06-0397030
   --------------------       ----------------------     --------------------
      (State or other        (Commission File Number)      (I.R.S. Employer
      jurisdiction of                                   Identification Number)
     incorporation or
       organization)

             584 Derby Milford Road, Orange, Connecticut 06477-4024
        -----------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (203) 799-4100
        -----------------------------------------------------------------
              (Registrant's telephone number, including area code)

                                       N/A
        -----------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 5. OTHER EVENTS.

            On May 10, 2002, Hubbell Incorporated, a Connecticut corporation (the "Company"), filed a Current Report on Form 8-K announcing its April 26, 2002 acquisition of the domestic lighting division of U.S. Industries, Inc. The Company is filing this amendment to include financial statements under item 7(a) and associated pro forma information under 7(b).

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      Financial Statements of Business Acquired.

     (1) Report of Ernst & Young LLP, Independent Auditors

         Audited combined balance sheets of USI Lighting Group as of September 30, 2001 and 2000, and the related audited combined statements of operations, cash flows and changes in invested capital for each of the three years in the period ended September 30, 2001.

     (2) Unaudited condensed combined balance sheet of USI Lighting Group as of December 31, 2001 and September 30, 2001 and the unaudited condensed combined statements of operations and cash flows for the three-month periods ended December 31, 2001 and December 31, 2000.

(b)      Unaudited Pro Forma Financial Information.

         Unaudited Pro forma condensed combined balance sheet as of December 31, 2001 and unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2001.

(c)      Exhibits:

         23.1  Consent of Ernst & Young LLP.

Item 7a-(1).

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors
U.S. Industries, Inc.


We have audited the combined balance sheets of USI Lighting Group (the "Company") as of September 30, 2001 and 2000, and the related combined statements of operations, cash flows and changes in invested capital for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at September 30, 2001 and 2000, and the combined results of its operations and its cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company is comprised of entities that are indirectly owned subsidiaries of U.S. Industries, Inc. ("USI"). USI is required under its restructured credit facilities to make cumulative reductions of its senior debt of $450 million by June 30, 2002. USI needs to generate sufficient funds to make such reductions, restructure or refinance its debt. The capital stock and substantially all of the assets of the Company have been pledged as collateral under USI's restructured credit facilities and senior notes. These conditions raise substantial doubt about USI's and the Company's ability to continue as a going concern. USI's management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.



/s/ Ernst & Young LLP
New York, New York

January 14, 2002

                               USI LIGHTING GROUP

                        COMBINED STATEMENTS OF OPERATIONS
                                  (IN MILLIONS)



                                         FOR THE FISCAL YEARS ENDED
                                                 SEPTEMBER 30,
                                                 -------------
                                       2001        2000        1999
                                    --------    --------    --------
Net sales                           $  582.4    $  622.6    $  610.8
Operating costs and expenses:
    Cost of products sold              420.5       468.2       443.0
    Selling, general and
     administrative expenses           123.2       119.8       131.4
    Management fees                      5.5         2.7         3.1
    Goodwill impairment charges         14.5          --          --
                                    --------    --------    --------
   Operating income                     18.7        31.9        33.3
Interest expense to Affiliates         (12.7)      (12.7)      (12.7)
Interest income                         --           0.1        --
Other income (expense), net             (0.1)       (0.1)        0.7
                                    --------    --------    --------
Income before income taxes               5.9        19.2        21.3
Provision for income taxes             (10.4)       (7.3)       (8.1)
                                    --------    --------    --------
Net income (loss)                   $   (4.5)   $   11.9    $   13.2
                                    ========    ========    ========



                  See notes to combined financial statements.

                               USI LIGHTING GROUP

                            COMBINED BALANCE SHEETS
                                  (IN MILLIONS)



                                               AT  SEPTEMBER 30,
                                               -----------------
                                                2001        2000
                                             --------   --------
                ASSETS
Current assets:
     Cash and cash equivalents               $    0.9   $    0.6
     Trade receivables,net                       93.5      109.3
     Inventories                                 88.4      111.0
     Deferred income taxes                        2.2        8.1
     Other current assets                         2.7        4.0
                                             --------   --------
      Total current assets                      187.7      233.0

Property, plant and equipment, net               86.7       81.3
Pension assets                                    2.0        6.6
Other assets                                      0.7        1.1
Goodwill, net                                    45.2       61.5
                                             --------   --------
                                             $  322.3   $  383.5
                                             ========   ========

      LIABILITIES AND INVESTED CAPITAL
Current liabilities:
    Notes payable                                 0.1   $      -
    Trade accounts payable                       40.8       34.6
    Accrued expenses and other liabilities       21.7       22.6
    State and foreign taxes payable               0.5        0.4
                                             --------   --------
      Total current liabilities                  63.1       57.6

Deferred income taxes                             2.2        5.0
Pension liabilities                              10.9        8.1
Other liabilities                                 7.7        7.3
Notes and interest payable to Affiliates        195.0      218.3
                                             --------   --------
      Total liabilities                         278.9      296.3
                                             --------   --------
Commitments and contingencies
Invested Capital                                 43.4       87.2
                                             --------   --------
                                             $  322.3   $  383.5
                                             ========   ========


                  See notes to combined financial statements.

                               USI LIGHTING GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)

                                                                                    FOR THE FISCAL YEARS
                                                                                            ENDED
                                                                                        SEPTEMBER 30,
                                                                                        -------------
                                                                                 2001       2000       1999
                                                                               -------    -------    -------
OPERATING ACTIVITIES:
    Net income (loss )                                                         $  (4.5)   $  11.9    $  13.2
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                                            15.6       15.4       12.3
         Provision (benefit) for deferred income taxes                             4.3        1.7       (2.6)
         Provision for doubtful accounts                                           0.9        0.9        0.1
         (Gain) loss on sale of property, plant and equipment                       --        0.1       (0.7)
         Goodwill impairment charges                                              14.5         --         --
    Changes in operating assets and liabilities,
      excluding the effects of acquisitions:
     (Increase) decrease in trade receivables                                     14.9       (2.2)      (5.3)
     (Increase) decrease in inventories                                           22.7        1.2       (3.4)
     (Increase) decrease in other current assets                                   1.3       (0.5)       1.3
     (Increase) decrease in other assets                                           3.8       (1.4)      (0.2)
     Increase (decrease) in trade accounts payable                                 6.2       (2.8)      (0.4)
     Increase (decrease) in state and foreign taxes payable                        0.1        0.5       (0.3)
     Increase (decrease) in accrued expenses and other liabilities                (0.9)      (5.4)       0.7
     Increase (decrease) in other liabilities                                     (6.3)      (0.6)       1.0
     Other, net                                                                     --        1.4         --
                                                                               -------    -------    -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                         72.6       20.2       15.7
                                                                               -------    -------    -------
INVESTING ACTIVITIES:
Acquisitions of companies, net of cash acquired                                     --         --      (46.1)
    Purchases of property, plant and equipment                                   (19.2)     (13.2)     (17.8)
    Proceeds from sales of property, plant and equipment                            --        0.3        1.0
                                                                               -------    -------    -------
NET CASH USED IN INVESTING ACTIVITIES                                           (19.2)     (12.9)     (62.9)
                                                                               -------    -------    -------
FINANCING ACTIVITIES:
    Increase (decrease) in notes and interest payable to Affiliates             (23.3)      12.8       10.6
    Proceeds from notes payable                                                   0.1         --         --
    Capital contributions from Affiliates                                          --         --       46.1
    Net transfers to Affiliates                                                 (30.1)     (20.2)      (8.5)
                                                                               -------    -------    -------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                             (53.3)      (7.4)      48.2
                                                                               =======    =======    =======
Effect of exchange rate changes on
cash and cash equivalents                                                         0.2         --       (0.4)
                                                                               -------    -------    -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  0.3       (0.1)       0.6

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                  0.6        0.7        0.1
                                                                               -------    -------    -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                     $  0.9     $  0.6     $  0.7
                                                                               =======    =======    =======


                  See notes to combined financial statements.

                               USI LIGHTING GROUP
               COMBINED STATEMENTS OF CHANGES IN INVESTED CAPITAL
         FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2001, 2000, AND 1999
                                 (IN MILLIONS)


Balance at September 30, 1998                           $  43.7

Net income                                $  13.2
Translation adjustment                       (0.4)
Minimum pension liability adjustment          1.5
                                          -------

Comprehensive income                                       14.3
Capital contributions from Affiliates                      46.1
Net transfers to Affiliates                                (8.5)
                                                        -------

Balance at September 30, 1999                              95.6

Net income                                $  11.9
Translation adjustment                       --
Minimum pension liability adjustment         (0.1)
                                          -------

Comprehensive income                                       11.8
Net transfers to Affiliates                               (20.2)
                                                        -------

Balance at September 30, 2000                              87.2

Net loss                                  $  (4.5)
Translation adjustment                        0.2
Minimum pension liability adjustment         (9.4)
                                          -------

Comprehensive loss                                        (13.7)
Net transfers to Affiliates                               (30.1)
                                                        -------
Balance at September 30, 2001                           $  43.4
                                                        =======


                  See notes to combined financial statements.

                               USI LIGHTING GROUP


                     NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 1 -- BASIS OF PRESENTATION

      The accompanying combined financial statements include the combined operations of Lighting Corporation of America, Columbia Lighting Inc., Dual-Lite Inc., Kim Lighting Inc., Architectural Area Lighting, Inc., Spaulding Lighting, Inc., Progress Lighting, Inc., Prescolite, Inc., and the Progress Canada Division of USI Canada Inc. (together, the "USI Lighting Group" or the "Company"), which is comprised of subsidiaries currently owned, directly or indirectly by U.S Industries, Inc. (the "Parent" or "USI "). The Company, through these entities, manufactures and distributes indoor and outdoor lighting fixtures in North America.


      At September 30, 2001, the Company had no separate legal status or existence as a combined group. These financial statements are presented on a going concern basis as if the Company had existed as a corporation separate from USI during the periods presented and include the historical net assets and results of operations directly related to the Company's operations.

      USI and certain subsidiaries of USI (referred to herein as "Affiliates") have provided certain corporate general and administrative services to the Company including legal, finance, tax, risk management and employee benefits. A portion of the related costs has been allocated to the Company based on the percentage of the Company's sales to the combined sales of USI as management fees. The Company's management believes such amounts are reasonable; however, they may not be indicative of the Company's ongoing costs as a separate entity.

NOTE 2 -- GOING CONCERN

      The accompanying combined financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company was unable to continue as a going concern. On August 15, 2001, USI finalized a comprehensive restructuring of its bank debt and the bank debt of Rexair, Inc. ("Rexair"), a former subsidiary that was reacquired from Strategic Industries, LLC ("Strategic") on the same date. The amended facilities (together the "Restructured Facilities") extend the final maturity date of USI's debt under its credit agreement to November 30, 2002, which coincides with the final maturity of the amended Rexair Credit Facility. The Restructured Facilities provide for scheduled permanent reductions of USI's senior debt (a combination of the Restructured Facilities, senior notes of USI and other defined obligations) during the term of the Restructured Facilities. The required cumulative permanent reductions of USI's senior debt are scheduled at $75 million, $200 million, $450 million and $600 million for the periods ending December 31, 2001, March 31, 2002, June 30, 2002, and October 15, 2002,
respectively. The remaining balance of the Restructured Facilities is due in full on November 30, 2002. The capital stock and substantially all of the assets of the entities comprising the USI Lighting Group have been pledged as collateral under USI's senior debt. USI expects to satisfy operating liquidity needs through operating cash flow. However, it will have to sell a substantial amount of its assets and restructure or refinance its debt to satisfy the required cumulative permanent reductions.

      On December 28, 2001, the Board of Directors of USI approved a formal Disposal Plan for five businesses in order to meet the scheduled reductions. The businesses to be disposed of include the USI Lighting Group. The Disposal Plan calls for the sale of these businesses over the next 12 months.

      The net proceeds from the expected January 2002 sales of USI's hardware business and certain notes receivable are expected to be sufficient to fund the required reductions of USI's senior debt through March 31, 2002.

      USI continues to actively pursue its Disposal Plan. However, there can be no assurance when or whether USI will consummate these transactions. If USI is unable to consummate asset disposals as outlined in its Disposal Plan in time to meet scheduled amortizations, USI expects to seek a further restructuring of its credit facilities. Furthermore, the proceeds of the Disposal Plan, if consummated in its entirety, will be insufficient to repay the Restructured Facilities upon their maturity in November 2002. Accordingly, USI will have to restructure or refinance its existing Restructured Facilities. USI believes it will be able to restructure or refinance its existing Restructured Facilities before their scheduled maturity in November 2002. However, there can be no assurance that it will be able to do so.

                               USI LIGHTING GROUP

NOTE 2 -- GOING CONCERN (CONTINUED)


      USI's and the Company's independent auditors have included a going concern explanatory paragraph in their audit reports accompanying the September 30, 2001 consolidated financial statements of USI and the September 30, 2001 combined financial statements of the Company. The paragraph states that USI's need to generate sufficient funds to make the required cumulative reductions of senior debt of $450 million by June 30, 2002 through asset sales or a restructuring or refinancing raises substantial doubt about USI's and the Company's ability to continue as a going concern.


NOTE 3 -- ACCOUNTING POLICIES


FISCAL YEAR: The Company's fiscal year ends on the Saturday nearest to September
30. All fiscal year data contained herein reflect results of operations for the 52 week periods ended September 29, 2001, September 30, 2000, and October 2, 1999, respectively, but are presented as of September 30 for convenience.

PRINCIPLES OF COMBINATION: The combined financial statements include the accounts of the USI Lighting Group and its subsidiaries. Intercompany accounts and transactions are eliminated.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS: Cash equivalents represent short-term, highly liquid investments, which have maturities of ninety days or less when purchased. Except for certain cash balances owned by the Company, cash accounts have been controlled on a centralized basis by an Affiliate which sweeps cash receipts and funds cash disbursements of the Company. The net results of cash transactions between or on behalf of the Company, including intercompany advances are included in the Combined balance sheets as Invested Capital.

DEPRECIATION AND AMORTIZATION:





                                     FOR THE FISCAL YEARS ENDED
                                           SEPTEMBER 30,
                                           -------------
                                        2001   2000   1999
                                        -----  -----  -----
                                             (IN MILLIONS)
Depreciation                           $13.8  $13.5  $10.9
Amortization of goodwill                 1.8    1.9    1.4
                                        -----  -----  -----
                                        $15.6  $15.4  $12.3
                                        =====  =====  =====

                               USI LIGHTING GROUP

NOTE 3 -- ACCOUNTING POLICIES (CONTINUED)


TRADE RECEIVABLES AND CONCENTRATIONS OF CREDIT RISK:

                                       AT SEPTEMBER 30,
                                       ----------------
                                       2001      2000
                                       -----     ------
                                         (IN MILLIONS)
    Trade receivables                  $98.8     $115.0
    Allowance for doubtful accounts     (5.3)      (5.7)
                                       -----     ------
                                       $93.5     $109.3
                                       =====     ======


      The Company principally operates in the United States, and to a lesser extent, in Mexico and Canada. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's estimates.

INVENTORIES:







                                  AT SEPTEMBER 30,
                                  ----------------
                                   2001    2000
                                  -----     ------
                                   (IN MILLIONS)
Finished products               $38.1     $48.9
In-process products              16.5      19.4
Raw materials                    33.8      42.7
                                -----     ------
                                $88.4     $111.0
                                =====     ======

      Inventories are valued at the lower of cost, determined under the first-in, first-out method, or market.



PROPERTY, PLANT AND EQUIPMENT:



                                  AT SEPTEMBER 30,
                                  ----------------
                                   2001      2000
                                  -----     -----
                                   (IN MILLIONS)
Land and buildings                $65.2     $56.8
Machinery and equipment           138.9     133.9
Furniture and fixtures             18.9      18.2
Accumulated depreciation         (136.3)   (127.6)
                                  -----     -----
                                  $86.7     $81.3
                                  =====     =====


      Property, plant and equipment are stated on the basis of cost less accumulated depreciation provided under the straight-line method. Buildings are depreciated based on lives ranging from twenty to forty years, machinery and equipment based on lives ranging from three to twelve years, and furniture and fixtures based on lives ranging from three to ten years.

                               USI LIGHTING GROUP

NOTE 3 -- ACCOUNTING POLICIES (CONTINUED)


GOODWILL: Goodwill represents the excess of the purchase price over the fair value of net assets acquired. The Company reviews operating results and other relevant facts every fiscal quarter for each of its businesses to determine if there are indications that the carrying value of an enterprise may be impaired. When there are indicators of impairment, the Company first assesses the recoverability of goodwill associated with long-lived assets in accordance with the requirements of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of", which requires impairment losses to be recorded when the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. In addition, an enterprise level assessment of the recoverability of any remaining goodwill is performed using the fair value methodology, as permitted under Accounting Principles Board Opinion No. 17, "Intangible Assets". In the event that such fair value is below the carrying value of an enterprise, for those companies with goodwill, the Company reduces goodwill to the extent it is impaired based upon fair value.

      The fair value methodology is applied to determine the recoverable value for each business on a stand alone basis using ranges of fair values obtained from independent appraisers. In developing these ranges, the independent appraisers consider (a) publicly available information, (b) financial projections of each business based on management's best estimates, (c) the future prospects of each business as discussed with senior operating and financial management, (d) publicly available information regarding comparable publicly traded companies in each industry, (e) market prices, capitalizations and trading multiples of comparable public companies and (f) other information deemed relevant. In reviewing these valuations and considering the need to record a charge for impairment of enterprise value and goodwill to the extent it is part of the enterprise value, the Company also evaluates solicited and unsolicited bids for the businesses of the Company. See Note 4 for the Company's fiscal 2001 review of its goodwill, which resulted in the write-off of $14.5 million of goodwill in the third quarter of fiscal 2001.


      Goodwill is amortized on a straight-line basis over 40 years. Amortization of goodwill amounted to $1.8 million, $1.9 million, and $1.4 million in fiscal 2001, 2000, and 1999, respectively. Accumulated amortization aggregated $166.0 million and $165.0 million at September 30, 2001 and 2000, respectively. The fiscal 2001 goodwill impairment charges of $14.5 million reflect the write-off of $15.3 million of goodwill, partially offset by the related reduction of accumulated amortization of $0.8 million.


      In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," effective for the fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Company has elected to adopt this pronouncement as of October 1, 2001. Accordingly, as of such date, the Company will no longer amortize goodwill.



ACCRUED EXPENSES AND OTHER LIABILITIES:

       Accrued expenses and other liabilities consist of the following:



                               AT SEPTEMBER 30,
                               ----------------
                                2001    2000
                               -----     -----
                                (IN MILLIONS)
Compensation related         $ 8.9     $ 8.9
Commissions and Royalties      4.2       4.9
Other                          8.6       8.8
                             -----     -----
                             $21.7     $22.6
                             =====     =====

                               USI LIGHTING GROUP

NOTE 3 -- ACCOUNTING POLICIES (CONTINUED)



FOREIGN CURRENCY TRANSLATION: The functional currency of each of the Company's foreign operations is the local currency, except for the Company's operations in Mexico, for which the U.S. Dollar is the functional currency. Assets and liabilities of foreign subsidiaries other than those in Mexico are translated at the exchange rates in effect at the balance sheet dates, while revenue, expenses and cash flows are translated at average exchange rates for the period. Translation gains and losses are included in invested capital and comprehensive income (loss).

INCOME TAXES: Deferred tax assets and liabilities are computed based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws. Deferred income tax expense or benefit is based on the changes in the asset or liability from period to period.


      The Company's United States earnings have been included in the consolidated federal income tax return filed by USI. The Company provided for income taxes in the accompanying financial statements as if it were a stand-alone entity. Income taxes paid to state, local and foreign jurisdictions during fiscal 2001, 2000 and 1999 were $0.9 million, $0.6 million and $1.4 million, respectively.


REVENUE RECOGNITION: Revenue is recognized upon shipment of products or delivery of products to the customer depending on the terms of the sale. Provisions are made for warranty and return costs at the time of sale. Such provisions have not been material.

ADVERTISING COSTS: Advertising costs are expensed as incurred. Such amounts totaled $7.5 million, $8.1 million and $6.4 million for fiscal 2001, 2000 and 1999, respectively.

RESEARCH AND DEVELOPMENT COSTS: Research and development costs are expensed as incurred. Such amounts totaled $1.8 million, $1.4 million and $1.2 million for fiscal 2001, 2000 and 1999, respectively.


FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair value of all short-term financial instruments approximate their carrying value due to their short maturity. The fair value of the notes payable to Affiliates is also estimated to approximate its carrying amount since it is contemplated that these notes will be either repaid or forgiven upon completion of the sale of the Company.


FREIGHT EXPENSE: In the fourth quarter of fiscal 2001, the Company changed its classification of shipping and handling costs in accordance with EITF Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." As a result of the adoption of EITF Issue No. 00-10, the Company now reflects all shipping and handling costs in cost of products sold and all shipping and handling amounts billed to customers in net sales. Shipping and handling costs and revenues have been reclassified in all periods presented to conform to the new presentation. Shipping and handling costs were approximately $33.8 million, $38.8 million, and $36.6 million in 2001, 2000 and 1999, respectively. The reclassifications had no impact on the Company's financial position or net income (loss) for the periods presented.

SEGMENT REPORTING: Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by chief operating decision makers in deciding how to allocate resources in assessing performance. All of the Company's operations are classified within one business segment.

                               USI LIGHTING GROUP

NOTE 3 -- ACCOUNTING POLICIES (CONTINUED)

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS): Comprehensive income is net income (loss) and other items, which include foreign currency translation adjustments and minimum pension liability adjustments.
      Components of accumulated other comprehensive income (loss) consist of the following:



                          Foreign      Minimum     Accumulated
                         Currency      Pension        Other
                        Translation   Liability  Comprehensive
                        Adjustments  Adjustments     (Loss)
                       ---------    ---------    ---------
                                     (In Millions)
September 30, 1998     $     5.0    $    (2.5)   $     2.5
Fiscal 1999 change          (0.4)         1.5          1.1
                       ---------    ---------    ---------
September 30, 1999           4.6         (1.0)         3.6
Fiscal 2000 change            --         (0.1)        (0.1)
                       ---------    ---------    ---------
September 30, 2000           4.6         (1.1)         3.5
Fiscal 2001 change           0.2         (9.4)        (9.2)
                       ---------    ---------    ---------
September 30, 2001     $     4.8    $   (10.5)   $    (5.7)
                       =========    =========    =========


STOCK BASED COMPENSATION: The Company does not have stock-based compensation plans separate from USI; however, the Company does participate in USI's stock-based compensation plans. Consistent with USI, the Company accounts for participation in these plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

      Certain key employees of the Company participate in stock incentive plans of USI that provide for awards of restricted stock and options to purchase USI common stock at prices equal to the fair value of the underlying shares at the date of grant. The Company recognized compensation expense of approximately $0.1 million in fiscal 2001 for vesting restricted stock awards. As of September 30, 2001, an aggregate of approximately 0.2 million options to purchase shares of USI common stock were held by Company employees and any options which are not vested as of the date of the sale of the Company will be forfeited. The Company has elected to not present any of the pro-forma net income disclosures under SFAS 123, "Accounting for Stock-Based Compensation," as such amounts would not differ materially from the Company's reported results of operations for any of the periods presented herein.



NOTE 4 -- ACQUISITION
      In March 1999, the Company purchased the assets of the Dual-Lite Inc. business ("Dual-Lite") for approximately $46.1 million in cash, resulting in goodwill of $36.4 million. Dual-Lite manufactures emergency lights and central inverter systems. This acquisition has been accounted for as a purchase and the results of operations of Dual-Lite are included in the financial statements from the date of acquisition. The pro-forma effect of this acquisition was not material to fiscal 1999 results.

NOTE 5 -- GOODWILL IMPAIRMENT CHARGES

      In the third quarter of 2001, the Company evaluated the recoverability of its goodwill in accordance with its accounting policy described in Note 2. This evaluation indicated that the carrying value of the goodwill at Dual-Lite was impaired. As a result, the Company recorded goodwill impairment charges of $14.5 million, equal to the amount of the impairment in the third quarter of fiscal 2001.

                               USI LIGHTING GROUP

NOTE 6 -- DEBT AND NOTES PAYABLE TO AFFILIATES

      Notes and interest payable to Affiliates consist of the following:

                                                       AT SEPTEMBER 30,
                                                     2001        2000
                                                        (IN MILLIONS)
6.5% Notes Payable                                  $195.0      $195.0
Interest payable                                         -        23.3
                                                    ------      ------
                                                    $195.0      $218.3
                                                    ======      ======

       The notes are unsecured and mature in fiscal 2005. Interest paid was $36.0 million, zero and $2.0 million in fiscal 2001, 2000 and 1999, respectively.

      Pursuant to the terms of an August 15, 2001 restructuring of USI's bank debt, USI has pledged substantially all of its assets, including all of the shares of stock of its domestic subsidiaries and 65% of the shares of certain foreign subsidiaries. Accordingly, all of the shares of the Company's domestic entities and 65% of the shares of USI Canada were pledged under USI's debt agreements. Additionally, the restructured debt agreements also require that the proceeds of any asset sales by USI (including the sale of the Company) be applied to reduce USI's debt.



NOTE 7 -- PENSION AND OTHER POST-RETIREMENT PLANS

      The Company has noncontributory defined benefit plans covering substantially all of its United States employees. The benefits under these plans are based primarily on years of credited service and compensation as defined under the respective plan provisions. The Company's funding policy is to contribute amounts to the plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such amounts as the Company may determine to be appropriate from time to time. The Company also provides health care and life insurance benefits for certain groups of retirees. These plans are typically partially contributory by the retirees, but are reflected as liabilities in the Company's balance sheets.

      The Company sponsors defined contribution plans. Contributions relating to defined contribution plans are made based upon the respective plans' provisions. In the United States, the Company also participates in multi-employer plans, which provide defined benefits to union employees of the Company's subsidiaries. Contributions relating to multi-employer plans are based on negotiated collective bargaining agreements.

                               USI LIGHTING GROUP

NOTE 7 -- PENSION AND OTHER POST-RETIREMENT PLANS  (CONTINUED)

      The following table provides a reconciliation of changes in the projected benefit obligation, fair value of plan assets and the funded status of the Company's U.S. defined benefit pension and post-retirement benefit plans with the amounts recognized in the Company's balance sheet at September 30:



                                                     Pension Benefits  Other Benefits
                                                     ----------------  --------------
                                                     2001      2000      2001  2000
                                                     ----      ----      ----  ----
CHANGE IN PROJECTED BENEFIT OBLIGATION:                       (In Millions)
Benefit obligation at beginning of year            $  73.7   $   73.8    $5.2  $4.5
Service cost                                           3.0        3.1      --    --
Interest cost                                          5.7        5.6     0.3   0.3
Plan amendments                                        0.1        0.6      --    --
Actuarial (gain) loss                                  5.1       (3.6)   (0.9)  0.7
Benefits paid                                         (5.9)      (5.8)   (0.5) (0.3)
                                                      ----       ----    ----  ----
Benefit obligation at end of year                  $  81.7   $   73.7    $4.1  $5.2
                                                      ====       ====    ====  ====
CHANGE IN FAIR VALUE OF PLAN ASSETS
Fair value of plan assets at beginning of year     $  78.1   $   75.8    $ --  $ --
Actual return on plan assets                         (11.1)       5.9      --    --
Contributions                                          2.9        2.2     0.5   0.3
Benefits paid                                         (5.9)      (5.8)   (0.5) (0.3)
                                                      ----       ----    ----  ----
Fair value of plan assets at end of year           $  64.0    $  78.1    $ --  $ --
                                                      ====       ====    ====  ====







FUNDED STATUS OF PLANS:
Plan assets in excess of (less than) projected
  benefit obligation                                    $ (17.7)   $  4.4    $(4.1) $(5.2)
Unrecognized net actuarial (gain) loss                     17.2      (6.4)     1.9    2.8
Unrecognized prior service (income) cost                    2.1       2.3     (1.5)  (1.7)
Unrecognized net transition asset                            --      (0.1)      --     --
                                                        -------    ------    -----  -----
Net amount recognized                                   $   1.6    $  0.2    $(3.7) $(4.1)
                                                        =======    ======    =====  =====
AMOUNTS RECOGNIZED IN THE BALANCE SHEET CONSIST OF:
Prepaid benefits                                        $    --    $  5.5    $   -  $   -
Accrued benefits                                          (10.9)     (8.1)    (3.7)  (4.1)
Intangible assets                                           2.0       1.1       --     --
Accumulated other comprehensive income                     10.5       1.7       --     --
                                                        -------    ------    -----  -----
Net amount recognized                                   $   1.6    $  0.2    $(3.7) $(4.1)
                                                        =======    ======    =====  =====


      The aggregate projected benefit obligation and the aggregate fair value of plan assets, for the plans that have a projected benefit obligation in excess of plan assets, are $81.7 million and $64.0 million, respectively, in 2001 and $58.5 million and $54.1 million, respectively, in 2000.

      The aggregate accumulated benefit obligation and the aggregate fair value of plan assets, for the plans that have an accumulated benefit obligation in excess of plan assets, are $74.9 million and $64.0 million, respectively, in 2001 and $14.9 million and $12.2 million, respectively, in 2000.

                               USI LIGHTING GROUP

NOTE 7 -- PENSION AND OTHER POST-RETIREMENT PLANS  (CONTINUED)

      The Company's pension plan assets are included in a master trust managed by USI, which principally invests in listed stocks and bonds, including common stock of USI. USI's common stock included in plan assets was 1,333,100 and 1,253,100 shares at September 30, 2001 and 2000, respectively, representing $3.1 million or 1% and $12.5 million or 2% of the master trust's assets for the same respective periods. During 2001 and 2000, $0.1 million and $0.2 million, respectively, in dividends on USI stock was paid to the master trust.


      The assumptions used and the net periodic pension cost for the Company's defined benefit plans, as well as the total contributions charged to pension expense for the defined contribution and multi-employer plans covering employees in the United States are presented below:



                                                           PENSION BENEFITS           OTHER BENEFITS
                                                           ----------------           --------------
                                                      2001     2000     1999       2001     2000    1999
                                                      ----     ----     ----       ----     ----    ----
WEIGHTED AVERAGE ASSUMPTIONS AS OF SEPTEMBER 30
     Discount rate                                    7.5%     8.0%     7.5%        7.5%     7.5     7.5%
     Rate of compensation increase                    4.5%     4.5%     4.5%         --       --      --
     Expected return on assets                        9.5%     9.5%     9.5%         --       --      --










                                                  PENSION BENEFITS         OTHER BENEFITS
                                                  ----------------         --------------
                                             2001      2000      1999     2001  2000  1999
                                            ------    ------    ------    ----  ----  ----
                                                               (IN MILLIONS)
COMPONENTS OF NET PERIODIC BENEFIT COST
Defined benefit plans:
    Service cost                            $  3.0    $  3.1    $  3.4    $ --  $ --  $0.1
    Interest cost                              5.7       5.6       5.2     0.3   0.3   0.2
    Expected return on plan assets            (7.3)     (6.9)     (6.4)     --    --    --
    Prior service cost (income)                0.3       0.3       0.3    (0.3) (0.2) (0.2)
    Amortization of unrecognized
      transition asset                        (0.1)     (0.1)     (0.1)     --    --    --
    Net actuarial (gain) losses               (0.1)       --       0.2     0.1   0.2   0.2
                                            ------    ------    ------    ----  ----  ----
Net periodic cost:
    Defined benefit plans                      1.5       2.0       2.6     0.1   0.3   0.3
    Defined contribution plans                 0.9       1.0       1.0      --    --    --
    Multi-employer plans                       0.5       0.5       0.5      --    --    --
                                            ------    ------    ------    ----  ----  ----
Net periodic cost                           $  2.9    $  3.5    $  4.1    $0.1  $0.3  $0.3
                                            ======    ======    ======    ====  ====  ====

                               USI LIGHTING GROUP

NOTE 7 -- PENSION AND OTHER POST-RETIREMENT PLANS  (CONTINUED)

      The weighted average annual assumed rate of increase in the per capita cost of covered benefits (i.e., the health care cost trend rate) for the other post-retirement benefit plans was 8.5% for 2001 and is assumed to decrease at a rate of 0.5% per year to 5.5%. A one-percentage-point change in the assumed health care cost trend rate would have the following effects at, and for the year ended, September 30, 2001 (in millions):

Effect of a 1% increase in the health care cost trend rate on:
     Service cost plus interest cost                               $    -
     Accumulated post-retirement benefit obligation                $  0.2
Effect of a 1% decrease in the health care cost trend rate on:
     Service cost plus interest cost                               $    -
     Accumulated post-retirement benefit obligation                $ (0.2)


      The tables above and on the previous page set forth the historical components of net periodic pension cost and a reconciliation of the funded status of the pension and other postretirement benefit plans for the employees associated with the Company and is not necessarily indicative of the amounts to be recognized by the Company on a prospective basis.

NOTE 8 -- LEASES
      Rental expense for operating leases was $7.3 million, $7.5 million, and $6.3 million for the fiscal years ended September 30, 2001, 2000, and 1999, respectively.


      Future minimum rental commitments under noncancellable operating leases as of September 30, 2001 are:



                                                        (IN MILLIONS)
                                                        --------------
    2002                                                   $  6.0
    2003                                                      4.4
    2004                                                      3.0
    2005                                                      1.9
    2006                                                      1.2
    Thereafter                                                0.9
                                                           ------
    Total minimum lease payments                           $ 17.4
                                                           ======


NOTE 9 -- INCOME TAXES
      Income (loss) before income taxes consists of:


                                     FOR THE FISCAL YEARS
                                      ENDED SEPTEMBER 30,
                                      -------------------
                                      2001    2000   1999
                                     -----   -----   -----
                                           (IN MILLIONS)
United States                        $ 5.2   $19.5   $20.8
Foreign                                0.7    (0.3)    0.5
                                     -----   -----   -----
                                     $ 5.9   $19.2   $21.3
                                     =====   =====   =====

                               USI LIGHTING GROUP

NOTE 9 -- INCOME TAXES (CONTINUED)


      The provision (benefit) for federal, foreign, and state income taxes consist of:



                                         For the fiscal years
                                         Ended September 30,
                                         -------------------
                                         2001    2000   1999
                                        -----   ----   -----
                                              (in millions)
Current:
    Federal                             $ 5.8   $4.8   $ 9.3
    Foreign                               0.3    0.5     0.6
    State                                   -    0.3     0.8
                                        -----   ----   -----
                                          6.1    5.6    10.7
Deferred                                  4.3    1.7    (2.6)
                                        -----   ----   -----
                                        $10.4   $7.3   $ 8.1
                                        =====   ====   =====


      The Company's income tax provision (benefit) differs from the statutory federal income tax provision as follows:



                                                  FOR THE FISCAL YEARS
                                                    ENDED SEPTEMBER 30,
                                                   -------------------
                                                  2001     2000      1999
                                                -------   ------    ------
                                                       (IN MILLIONS)
Statutory federal income tax provision          $   2.1   $  6.7    $  7.5
State income taxes (net of federal benefit)          --      0.2       0.5
Foreign income tax differential                     0.1     (0.6)     (0.4)
Goodwill amortization                               0.4      0.3       0.3
Valuation allowance                                 7.5       --        --
Miscellaneous                                       0.3      0.7       0.2
                                                -------   ------    ------
                                                $  10.4   $  7.3    $  8.1
                                                =======   ======    ======



                                             AT SEPTEMBER 30,
                                             ----------------
                                              2001   2000
                                              ---    ----
                                              (IN MILLIONS)
    Deferred tax liabilities:
      Property , plant and equipment         $(7.0) $(6.8)
      Other                                   (1.4)  (1.1)
                                             -----   ----
      Total deferred tax liabilities          (8.4)  (7.9)
                                             -----   ----
    Deferred tax assets:
      Net pension liability                    0.1    0.3
      Accruals and allowances                  7.6    7.5
      Inventory                                2.8    1.3
      Postretirement benefits                  1.8    1.8
      Deductible goodwill                      3.6    0.1
                                             -----  -----
      Total deferred tax assets               15.9   11.0
      Valuation allowance                     (7.5)     -
                                             -----  -----
      Net deferred tax assets                $  --  $ 3.1
                                             =====  =====

      The Company has established a valuation allowance equal to the amount of its net deferred tax assets at September 30, 2001, reflecting the uncertainty of the future realization of these assets.

                               USI LIGHTING GROUP

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

      The Company is subject to a wide range of environmental protection laws and has remedial or investigatory activities underway at several sites including certain superfund sites for which the Company has been named as a Potentially Responsible Party ("PRP") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or comparable statutes.

      It is often difficult to estimate the future impact of environmental matters, including potential liabilities. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third party environmental studies, and estimates as to the number, participation level and financial viability of any other PRP's, the extent of contamination and the nature of required remedial actions. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present fair value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable. Management expects that the amount reserved will be paid out over the periods of remediation for the applicable sites and that such reserves are adequate based on all current data. Each of the sites in question is at various stages of investigation or remediation; however, no information currently available reasonably suggests that projected expenditures associated with remedial action or compliance with environmental laws for any single site or for all sites in the aggregate, will have a material adverse affect on the Company's financial condition, results of operations or cash flows.

      At September 30, 2001, the Company has accrued approximately $0.1 million as current liabilities with regard to its estimated liability as a PRP at a superfund site. The Company believes that the liability for this matter is approximately $0.1 million. Additionally, there are two sites which are owned or operated by the Company at which investigatory activities are in progress.

      Also, certain of the Company's subsidiaries are defendants or plaintiffs in lawsuits that have arisen in the normal course of business. It is management's opinion, based on the advice of counsel, that the ultimate resolution of such litigation and environmental matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

      The Company's domestic subsidiaries participate in casualty insurance programs of the Company and USI, which are principally self-insured. At September 30, 2001, the Company's portion of these programs amounting to $3.6 million is included in other liabilities. The Company has issued standby letters of credit guaranteeing financial responsibility for its self-insured casualty programs amounting to $1.5 million. In addition, USI has issued standby letters of credit guaranteeing financial responsibility for its self-insured casualty programs.

      In addition, at September 30, 2001, the Company has issued documentary letters of credit and banker's acceptances totaling $7.6 million related to shipments from the Far East.

                               USI LIGHTING GROUP

NOTE 11 -- SEGMENT DATA


      The Company's operations are classified into one business segment. These operations are conducted primarily in the United States, and to a lesser extent, in Mexico and Canada. The following table presents certain data by geographic areas (in millions):





                                                       MEXICO/
                                              U.S.     CANADA      TOTAL
                                              ---        ---        ---
FISCAL YEAR ENDED SEPTEMBER 30, 2001
Sales                                      $  578.4   $   4.0    $  582.4
Operating income (1)                           18.0       0.7        18.7
Income before income taxes (1)                  5.2       0.7         5.9
Total assets                                  306.9      15.4       322.3
Long-lived assets                             122.6       9.3       131.9
Depreciation and goodwill amortization         15.3       0.3        15.6
Capital expenditures                           11.0       8.2        19.2


FISCAL YEAR ENDED SEPTEMBER 30, 2000
Sales                                      $  618.3   $   4.3    $  622.6
Operating income (loss)                        32.2      (0.3)       31.9
Income (loss) before income taxes              19.5      (0.3)       19.2
Total assets                                  378.2       5.3       383.5
Long-lived assets                             142.3       0.5       142.8
Depreciation and goodwill amortization         15.3       0.1        15.4
Capital expenditures                           13.1       0.1        13.2

FISCAL YEAR ENDED SEPTEMBER 30, 1999
Sales                                      $  606.0   $   4.8    $  610.8
Operating income                               32.8       0.5        33.3
Income before income taxes                     20.8       0.5        21.3
Total assets                                  382.1       4.4       386.5
Long-lived assets                             146.3       0.5       146.8
Depreciation and goodwill amortization         12.2       0.1        12.3
Capital expenditures                           17.7       0.1        17.8


(1)   Includes goodwill impairment charges of $14.5 million in fiscal 2001.


      Export sales represented 3%, 2% and 2% of the Company's total net sales for the fiscal years 2001, 2000 and 1999, respectively.


      As of September 30, 2001, approximately 59% of the Company's employees were represented by unions.

                               USI LIGHTING GROUP

NOTE 12 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

      Summarized quarterly financial information for the fiscal years ended September 30, 2001 and 2000 is as follows (in millions):



                                                 2001                                         2000
                                                 ----                                         ----
        Quarter Ended           DEC. 31   MARCH 31   JUNE 30     SEPT. 30     DEC. 31  MARCH 31    JUNE 30   SEPT. 30
        -------------           -------   --------   -------     --------     -------  --------    -------   ---------
Net sales                     $  145.6   $  143.1     $145.7      $148.0    $  151.3   $  157.6   $  157.6   $  156.1
Gross profit                      37.3       37.9       42.0        44.7        39.0       37.3       40.2       37.9
Net Income (loss) (A) (B)          1.5        2.0       (5.5)       (2.5)        2.7        1.8        2.2        5.2






--------------

(A) The quarter ended June 30, 2001 includes goodwill impairment charges of $14.5 million.

(B) The Quarter ended September 30, 2001 includes the establishment of a valuation allowance for deferred tax assets of $7.5 million.


NOTE 13 -- SUBSEQUENT EVENTS (UNAUDITED)

      USI has entered into a letter of intent, pursuant to which it will sell substantially all of the assets and operations of the Company for initial cash consideration of approximately $250.0 million, excluding transaction costs. The agreement also provides for an adjustment to the purchase price to the extent net worth (as defined) at the closing date is less than or exceeds $235.0 million. The sale is expected to close on or about April 30, 2002. The accompanying combined financial statements do not reflect any effects of the sale transaction.

Item 7a-(2).

                              USI LIGHTING GROUP

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                (IN MILLIONS)




                                                       (UNAUDITED)                    (UNAUDITED)
                                               FOR THE THREE MONTHS ENDED     FOR THE THREE MONTHS ENDED
                                                DECEMBER 31, 2001              DECEMBER 31, 2000
                                                -----------------              -----------------
Net sales                                            $  131.8                           $  145.6
Operating costs and expenses:
    Cost of products sold                                93.7                              108.3
    Selling, general and administrative expenses         30.3                               30.4
    Management fees                                       1.8                                1.2
                                                     --------                           --------
   Operating income                                       6.0                                5.7

Interest expense to Affiliates                           (3.2)                              (3.2)
                                                     --------                           --------
Income before income taxes                                2.8                                2.5
Provision for income taxes                               (1.1)                              (1.0)
                                                     --------                           --------
Net income                                           $    1.7                           $    1.5
                                                     ========                           ========


            See notes to condensed combined financial statements.

                              USI LIGHTING GROUP

                       CONDENSED COMBINED BALANCE SHEETS

                                (IN MILLIONS)


                                              (Unaudited)
                                           December 31, 2001     September 30, 2001
                                          ------------------     ------------------
                  ASSETS
Current assets:
     Cash and cash equivalents               $    0.9                 $    0.9
     Trade receivables, net                      81.3                     93.5
     Inventories                                 81.8                     88.4
     Deferred income taxes                        2.2                      2.2
     Other current assets                         4.4                      2.7
                                             --------                 --------
      Total current assets                      170.6                    187.7

Property, plant and equipment, net               82.6                     86.7
Pension assets                                    2.0                      2.0
Other assets                                      3.4                      0.7
Goodwill, net                                    45.2                     45.2
                                             --------                 --------
                                             $  303.8                 $  322.3
                                             ========                 ========

      LIABILITIES AND INVESTED CAPITAL
Current liabilities:
  Notes payable                              $    0.1                 $    0.1
  Trade accounts payable                         36.1                     40.8
  Accrued expenses and other liabilities         19.7                     21.7
  State and foreign taxes payable                 0.7                      0.5
                                             --------                 --------
      Total current liabilities                  56.6                     63.1

Deferred income taxes                             2.2                      2.2
Pension liabilities                              11.4                     10.9
Other liabilities                                 8.0                      7.7
Notes and interest payable to Affiliates        198.2                    195.0
                                             --------                 --------
      Total liabilities                         276.4                    278.9
                                             --------                 --------
Commitments and contingencies
Invested Capital                                 27.4                     43.4
                                             --------                 --------
                                             $  303.8                 $  322.3
                                             ========                 ========


            See notes to condensed combined financial statements.

                              USI LIGHTING GROUP

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                                (IN MILLIONS)



                                                            (Unaudited)                     (Unaudited)
                                                        For the Three Months          For the Three Months
                                                               Ended                           Ended
                                                          December 31, 2001            December 31, 2000
                                                          -----------------          ----------------------
OPERATING ACTIVITIES:
    Net income                                               $  1.7                         $ 1.5
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                           3.4                           4.3
        Provision for deferred income taxes                      --                           0.1
        Provision for doubtful accounts                         0.4                           0.1
    Changes in operating assets and liabilities:
        Decrease in trade receivables                          11.8                          10.6
        Decrease in inventories                                 6.6                           3.2
        Decrease (increase) in other current assets            (1.7)                          0.3
        Increase in other assets                               (0.3)                         (0.1)
        Decrease in trade accounts payable                     (4.7)                         (9.6)
        Decrease (increase) in state and foreign taxes
          payable                                               0.2                          (0.4)
        Decrease in accrued expenses and other liabilities     (2.0)                         (1.3)
        Decrease (increase) in other liabilities                0.8                          (2.4)
                                                             ------                        ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                      16.2                           6.3
                                                             ------                        ------
INVESTING ACTIVITIES:
    Purchases of property, plant and equipment                 (1.6)                         (6.6)
                                                             ------                        ------
NET CASH USED IN INVESTING ACTIVITIES                          (1.6)                         (6.6)
                                                             ------                        ------
FINANCING ACTIVITIES:
    Increase in notes and interest payable to Affiliates        3.1                           3.2
    Net transfers to Affiliates                               (17.7)                         (2.1)
                                                             ------                        ------
NET CASH USED IN FINANCING ACTIVITIES                         (14.6)                          1.1
                                                             ------                        ------

CHANGE IN CASH AND CASH EQUIVALENTS                              --                           0.8
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                0.9                           0.6
                                                             ------                        ------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $  0.9                         $ 1.4
                                                             ======                        ======


             See notes to condensed combined financial statements.

                              USI LIGHTING GROUP

               NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                                 (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION  AND DESCRIPTION OF COMPANY


      Except as set forth in Note 7, these Notes to Condensed Combined Financial Statements (Unaudited) are as of the last date of the periods presented and do not reflect any effects of the transaction described in Note 7.

      The accompanying condensed combined financial statements include the combined operations of Lighting Corporation of America, Columbia Lighting Inc., Dual-Lite Inc., Kim Lighting Inc., Architectural Area Lighting, Inc., Spaulding Lighting, Inc., Progress Lighting, Inc., Prescolite, Inc., and the Progress Canada Division of USI Canada Inc. (together, the "USI Lighting Group" or the "Company"), which is comprised of subsidiaries currently owned, directly or indirectly by U.S. Industries, Inc. (the "Parent" or "USI").
The Company, through these entities, manufactures and distributes indoor and outdoor lighting fixtures in North America.

      At December 31, 2001 and 2000, the Company had no separate legal status or existence as a combined group. These financial statements are presented on a going concern basis as if the Company had existed as a corporation separate from USI during the period presented and include the historical net assets and results of operations directly related to the Company's operations.

     The Company operates on a 52- or 53-week fiscal year ending on the Saturday nearest to September 30. Any three-month data contained in this report reflects the results of operations for the 13-week period ended on the Saturday nearest December 31, 2001 and 2000, but are presented as of December 31 for convenience. The Company's condensed combined financial statements as of December 31, 2001 and 2000 and for the 13-week period ending December 31, 2001 and 2000 are unaudited. However, in the Company's opinion, these financial statements reflect all normal, recurring adjustments necessary to provide a fair presentation of its financial position, results of operations and cash flows for the period presented. These financial statements are condensed, and thus do not include all of the information and footnotes required by generally accepted accounting principles for presentation of a complete set of financial statements. Intercompany accounts and transactions are eliminated.

      USI and certain subsidiaries of USI (referred to herein as "Affiliates") have provided certain corporate general and administrative services to the Company including legal, finance, tax, risk management and employee benefits. A portion of the related costs has been allocated to the Company based on the percentage of the Company's sales to the combined sales of USI as management fees. The Company's management believes such amounts are reasonable; however, they may not be indicative of the Company's ongoing costs as a separate entity.

      The Company's operations are classified into one business segment. These operations are conducted primarily in the United States, and to a lesser extent, in Mexico and Canada.

                              USI LIGHTING GROUP

               NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                                 (UNAUDITED)

NOTE 2 -- INVENTORIES




                                   AT DECEMBER 31, 2001    AT SEPTEMBER 30, 2001
                                   --------------------    ---------------------
                                                   (IN MILLIONS)
Finished products                      $33.0                    $38.1
In-process products                     17.1                     16.5
Raw materials                           31.7                     33.8
                                       -----                    -----
                                       $81.8                    $88.4
                                       =====                    =====

NOTE 3 -- GOODWILL

      In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for the fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. SFAS 141 is effective commencing July 1, 2001, and the Company elected to adopt SFAS 142 as of October 1, 2001. Accordingly, as of October 1, 2001, the Company no longer amortizes goodwill. Goodwill amortization for the three months ended December 31, 2000 was $0.5 million. The reported net income of $1.5 million for the three months ended December 31, 2000 would have increased to $1.8 million if adjusted to exclude goodwill amortization.

                              USI LIGHTING GROUP

               NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                                 (UNAUDITED)

NOTE 4 -- DEBT AND NOTES PAYABLE TO AFFILIATES

      Notes and interest payable to Affiliates consist of the following:


                                  At December 31, 2001     At September 30, 2001
                                  --------------------     ---------------------
                                               (In Millions)
6.5% Notes Payable                     $195.0                   $195.0
Interest payable                          3.2                      --
                                       ------                   ------
                                       $198.2                   $195.0
                                       ======                   ======




      The notes are unsecured and mature in fiscal 2005. No interest was paid during the three months ending December 31, 2001 and 2000.

      Pursuant to the terms of an August 15, 2001 restructuring of USI's bank debt, USI has pledged substantially all of its assets, including all of the shares of stock of its domestic subsidiaries and 65% of the shares of certain foreign subsidiaries. Accordingly, all of the shares of the Company's domestic entities and 65% of the shares of USI Canada were pledged under USI's debt agreements. Additionally, the restructured debt agreements also require that the proceeds of any asset sales by USI (including the sale of the Company) be applied to reduce USI's debt.


NOTE 5 -- COMMITMENTS AND CONTINGENCIES

      The Company is subject to a wide range of environmental protection laws and has remedial or investigatory activities underway at several sites including certain superfund sites for which the Company has been named as a Potentially Responsible Party ("PRP") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or comparable statutes. At December 31, 2001 and September 30, 2001, the Company has accrued approximately $0.1 million as current liabilities with regard to its estimated liability as a PRP at a superfund site. The Company believes that the liability for this matter is approximately $0.1 million. Additionally, there are two sites which are owned or operated by the Company at which investigatory activities are in progress.

     Also, certain of the Company's subsidiaries are defendants or plaintiffs in lawsuits that have arisen in the normal course of business. In the opinion of the Company's management, based on the advice of counsel, the ultimate resolution of such litigation and environmental matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

      The Company's domestic subsidiaries participate in casualty insurance programs of the Company and USI, which are principally self-insured. At December 31, 2001 and September 30, 2001, the Company's portion of these programs amounting to $4.0 million and $3.6 million, respectively, are included in other liabilities. The Company has issued standby letters of credit guaranteeing financial responsibility for its self-insured casualty programs amounting to $1.5 million. In addition, USI has issued standby letters of credit guaranteeing financial responsibility for its self-insured casualty programs.

      In addition, at December 31, 2001 and September 30, 2001, the Company has issued documentary letters of credit and banker's acceptances totaling $5.2 million and $7.6 million, respectively, related to shipments from the Far East.


NOTE 6 -- COMPREHENSIVE INCOME


      The Company's comprehensive income is equal to the net income for the three months ended December 31, 2001 and 2000.


NOTE 7 -- SUBSEQUENT EVENT

      On April 26, 2002, Hubbell Incorporated, Inc. acquired substantially all of the assets and operations of the Company for a total estimated purchase price of $252.4 million. The purchase price is subject to certain post-closing adjustments based on a closing net worth calculation, which adjustments are expected to be finalized by September 30, 2002.

Item 7b.



                              HUBBELL INCORPORATED
                   UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL INFORMATION


On April 26, 2002, Hubbell Incorporated (the "Company"), through its wholly-owned subsidiaries, acquired (the "Acquisition") the domestic lighting division ("USI Lighting Group" or "LCA") of U.S. Industries, Inc. ("USI") pursuant to a Stock and Asset Purchase Agreement, dated as of March 19, 2002, by and among the Company, USI, JUSI Holdings, Inc. ("JUSI") and USI Canada, Inc., as amended by Amendment No. 1 to Stock and Asset Purchase Agreement, dated as of April 26, 2002, by and between the Company and JUSI (as so amended, the "Purchase Agreement"). The Acquisition was effected through a purchase by the Company of (A) all of the issued and outstanding capital stock of LCA Group Inc. and Dual-Lite Inc., each an indirect, wholly owned subsidiary of USI, and (B) the assets and liabilities of the Progress division of USI Canada Inc., a wholly owned subsidiary of USI.

The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements of the Company and historical combined financial statements of the USI Lighting Group. The pro forma information does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements and therefore should be read in conjunction with the historical financial statements of Hubbell included in its 2001 Annual Report on Form 10-K, and the historical combined financial statements of the USI Lighting Group included elsewhere in this document.

The unaudited pro forma condensed combined balance sheet as of the year ended December 31, 2001 is presented to give effect to the Acquisition as if it occurred on December 31, 2001 and, due to different fiscal periods, combines the historical consolidated balance sheet for the Company at December 31, 2001 and the historical combined balance sheet of the USI Lighting Group at September 30, 2001.

The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2001 is presented as if the Acquisition had taken place on January 1, 2001 and, due to different fiscal period ends, combines the historical consolidated results of the Company for the year ended December 31, 2001 and the historical combined results of the USI Lighting Group for the year ended September 30, 2001.

In giving effect to the Acquisition, the unaudited pro forma condensed combined financial statements take into account the sources and uses of funds by Hubbell including the issuance of approximately $200 million of senior unsecured notes, payment of debt issuance costs of approximately $2.7 million, $50.0 million of commercial paper borrowings and payment of transaction fees and expenses of approximately $2.4 million.

Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and identifiable intangible assets of the USI Lighting Group acquired in connection with the Acquisition, based on their fair values as of April 26, 2002. The excess of the purchase price over the fair value of the net tangible assets acquired has been allocated to patents, trademarks/trade names and goodwill. The goodwill and trademarks/trade names related to the Acquisition are not being amortized as the Acquisition occurred subsequent to the adoption of Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets", under which goodwill and indefinite-lived intangible assets are not amortized.

This allocation is subject to change pending the completion of the final analysis of the total purchase price and completion of appraisals of the fair values of the assets acquired and liabilities assumed. The final allocation may differ from that used in the unaudited pro forma condensed combined financial statements. Changes in the allocations of the purchase price for the USI Lighting Group and the related useful life of intangible assets could change pro forma operating income, net income, and earnings per share.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results that would have been achieved had the Acquisition been consummated as of the dates indicated, or that may be achieved in the future, or the results that would have been realized had the entities been a single entity during these periods.

                          UNAUDITED PRO FORMA CONDENSED
                         COMBINED STATEMENT OF EARNINGS
                                   FISCAL 2001

                                   (millions)

                                                                                            PRO FORMA
                                                                                           ADJUSTMENTS
                                              HUBBELL                                   -------------------
                                            AS REPORTED                 LCA               REF.                    PRO FORMA
                                          DECEMBER 31, 2001     SEPTEMBER 30, 2001      FOOTNOTES   AMOUNTS       COMBINED
                                          -----------------     --------------------    ---------   -------       ---------
     NET SALES                                   $1,312.2                    $582.4                                  $1,894.6

     Cost of Goods Sold                             998.2                     420.5        1b.         2.2
                                                                                           1c.         1.5
                                                                                           4.          0.1
                                                                                           9.         24.6            1,447.1
                                          ----------------      --------------------                -------     --------------

     GROSS PROFIT                                   314.0                     161.9                  (28.4)             447.5

     Special charges (credits), net                  40.0                        --                     --               40.0
     Goodwill impairment charges                       --                      14.5                     --               14.5
     Selling and administrative expenses            222.2                     128.7        9.        (24.6)
                                                                                          10.         (1.8)             324.5
     (Gain) on sale of business                      (4.7)                       --                     --               (4.7)
                                          ----------------      --------------------                -------     --------------

     OPERATING INCOME                                56.5                      18.7                   (2.0)               73.2
                                          ----------------      --------------------                -------     --------------

     OTHER INCOME / (EXPENSE):

       Investment income                             10.5                        --                    --                10.5
       Interest expense                             (15.5)                    (12.7)       6.         12.7
                                                                                           5.        (14.2)             (29.7)
       Other income (expense), net                    4.3                      (0.1)                   --                 4.2
                                          ----------------      --------------------                -------     --------------

     Total Other Income (Expense)                    (0.7)                    (12.8)                  (1.5)             (15.0)
                                          ----------------      --------------------                -------     --------------

     INCOME BEFORE INCOME TAXES                      55.8                       5.9                   (3.5)              58.2

       Provision for income taxes                     7.5                      10.4        7.         (1.3)              16.6
                                          ----------------      --------------------                -------     --------------

     NET INCOME                                  $   48.3                     ($4.5)                 ($2.2)          $   41.6
                                          ================      ====================                =======     ==============

     EARNINGS PER SHARE
       BASIC                                     $   0.83                                                            $   0.71
                                          ================                                                      ==============
       DILUTED                                   $   0.82                                                            $   0.71
                                          ================                                                      ==============

     WEIGHTED AVERAGE SHARES
        OUTSTANDING
       BASIC                                         58.7                                                                58.7
       DILUTED                                       58.9                                                                58.9

                          UNAUDITED PRO FORMA CONDENSED
                             COMBINED BALANCE SHEET
                                   FISCAL 2001

                                    (millions)

                                                                                                 PRO FORMA
                                                                                                ADJUSTMENTS
                                                  HUBBELL                                   --------------------
                                                AS REPORTED                LCA                 REF.                   PRO FORMA
                                              DECEMBER 31, 2001     SEPTEMBER 30, 2001      FOOTNOTES    AMOUNTS      COMBINED
                                              -----------------    ---------------------    ---------  ---------    --------------
CURRENT ASSETS:
     Cash and cash equivalents                        $   33.4                   $  0.9       5.        $  (2.7)         $   31.6
     Short-term investments                               43.1                       --                      --              43.1
     Accounts receivable, net                            163.4                     93.5                      --             256.9
     Inventories, net                                    242.6                     88.4       1a.           3.4             334.4
     Deferred income taxes and other                      25.8                      4.9       2.           (2.2)
                                                                                              5.            2.7              31.2
                                              -----------------    ---------------------               ---------    --------------
          Total Current Assets                           508.3                    187.7                     1.2             697.2

                                              -----------------    ---------------------               ---------    --------------
     Property, plant and equipment, net                  264.2                     86.7       1b.          15.7             366.6

OTHER NON-CURRENT ASSETS:
     Investments                                          92.5                       --                      --              92.5
     Goodwill and Intangible assets                      269.9                     45.2       3.           (8.6)
                                                                                              4.           20.7             327.2
     Other                                                70.5                      2.7       1c.          (2.0)             71.2
                                              -----------------    ---------------------               ---------    --------------
          Total Other Non-current Assets                 432.9                     47.9                    10.1             490.9
                                              -----------------    ---------------------               ---------    --------------
TOTAL ASSETS                                          $1,205.4                   $322.3                 $  27.0          $1,554.7
                                              =================    =====================               =========    ==============

CURRENT LIABILITIES:
     Commercial paper and other borrowings                67.7                      0.1       5.           52.4             120.2
     Trade accounts payable                               55.5                     40.8                      --              96.3
     Accrued income taxes                                 43.7                      0.5                      --              44.2
     Dividends payable                                    19.4                       --                      --              19.4
     Other liabilities, current                           97.6                     21.7                      --             119.3
                                              -----------------    ---------------------               ---------    --------------
           Total Current Liabilities                     283.9                     63.1                    52.4             399.4

     Long-term debt                                       99.8                       --       5.          200.0             299.8
     Other liabilities, non-current                       85.2                     20.8       1c.          15.2
                                                                                              2.           (2.2)            119.0
     Notes and interest payable to Affiliates               --                    195.0       6.         (195.0)               --
                                              -----------------    ---------------------               ---------    --------------
           Total Liabilities                             468.9                    278.9                    70.4             818.2
                                              -----------------    ---------------------               ---------    --------------
SHAREHOLDERS' EQUITY                                     736.5                     43.4       8.          (43.4)            736.5
                                              -----------------    ---------------------               ---------    --------------

                                              -----------------    ---------------------               ---------    --------------
TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                             $1,205.4                   $322.3                 $  27.0          $1,554.7
                                              =================    =====================               =========    ==============

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


BASIS OF PRO FORMA PRESENTATION

On April 26, 2002, Hubbell Incorporated (the "Company"), through its wholly-owned subsidiaries, acquired (the "Acquisition") the domestic lighting division ("USI Lighting Group" or "LCA") of U.S. Industries, Inc. ("USI") pursuant to a Stock and Asset Purchase Agreement, dated as of March 19, 2002, by and among the Company, USI, JUSI Holdings, Inc. ("JUSI") and USI Canada, Inc., as amended by Amendment No. 1 to Stock and Asset Purchase Agreement, dated as of April 26, 2002, by and between the Company and JUSI (as so amended, the "Purchase Agreement"). The Acquisition was effected through a purchase by the Company of (A) all of the issued and outstanding capital stock of LCA Group Inc. and Dual-Lite Inc., each an indirect, wholly owned subsidiary of USI, and (B) the assets and liabilities of the Progress division of USI Canada Inc., a wholly-owned subsidiary of USI.

The Acquisition will be accounted for under the purchase method of accounting. The total estimated purchase price of the Acquisition is as follows (in millions):

Cash                                            $  250.0
Total estimated transaction costs                    2.4
                                                --------

Estimated total purchase price                  $  252.4
                                                ========

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to the net tangible and identifiable intangible assets of the USI Lighting Group based on their estimated fair value as of April 26, 2002. The estimated fair values have been determined by preliminary independent valuations, and are subject to change based upon receipt of the final valuations. The preliminary estimated purchase price is allocated as follows (in millions):

Book value of net tangible assets acquired                           $ 193.2
(excluding Notes Payable to Affiliates)
Adjustments:
      Inventory                                                          3.4
      Property, Plant and Equipment                                     15.7
      Liabilities                                                      (17.2)
      Patents                                                            0.9
      Trademarks/Trade Names                                            19.8
      Goodwill                                                          36.6
                                                                    --------
      Estimated total purchase price                                 $ 252.4
                                                                    ========

The purchase price is subject to certain post closing adjustments, which are expected to be finalized by September 30, 2002.

Approximately $56.4 million of the total preliminary purchase price has been allocated to goodwill and identifiable intangible assets deemed to have indefinite lives. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and identifiable intangible assets. Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("SFAS 142") is effective for all business combinations that are completed after June 30, 2001. SFAS 142 requires a non-amortization, impairment only approach for accounting for goodwill and indefinite lived intangibles.

The Company adopted SFAS 142 beginning in the first quarter of fiscal 2002. Application of the non-amortization provisions of SFAS 142 will eliminate goodwill amortization expense, which was approximately $8.2 million in fiscal 2001 for the Company. No adjustment has been made to the historical financial information for the Company as of and for the year ended December 31, 2001 as a result of the adoption of SFAS 142.

PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (in millions):

1.    NET TANGIBLE ASSETS

   a. Adjustment to record the net increase in inventory based upon the preliminary estimate of fair value, less costs of disposal and a profit allowance for the selling effort.

   b. Adjustment to record the net increase in property, plant and equipment based on the preliminary estimate of fair value and the resulting adjustment to depreciation expense, as follows:

                                   Increase    Useful Life
                                                 (years)
      Land and Buildings             $ 6.7         20
      Machinery and Equipment          6.7          6
      Furniture and Fixtures           2.3          3
      TOTAL PROPERTY, PLANT AND
      EQUIPMENT                      $15.7

     The estimated increase in annual depreciation expense is approximately $2.2 million per year, calculated using the estimated fair value increases and useful lives indicated above.

   c. Adjustment to recognize the following:

      Total unfunded pension liability assumed                      $23.5
      Total unfunded post-retirement life and medical
        benefits assumed                                              7.2
      Less:
            Net liability recorded                                  (13.5)
                                                                   ------
      Total adjustment                                              $17.2
                                                                   ------

      This adjustment was recorded in the Combined Balance Sheet as a reduction of other non-current assets of $2.0 million and an increase in other liabilities, non-current of $15.2 million.

      The liability adjustment will result in an estimated $1.5 million of additional net periodic pension and post-retirement medical cost primarily due to the Company's incurring additional interest on the unfunded liability at the Company's discount rate of 7%.

2.    TAXES

   Adjustment to eliminate the historical USI Lighting Group deferred tax assets and liabilities at Acquisition. In connection with the Acquisition, both parties have agreed to record the sale as an asset sale in accordance with
   Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. As a result, no deferred taxes have been recorded as a pro forma adjustment as the tax and book bases in the acquired assets and liabilities are assumed to be equal.

3.    GOODWILL

   Adjustment to eliminate the historical goodwill of the USI Lighting Group and record the goodwill associated with the Acquisition as noted above, as follows (in millions):

            Elimination of historical goodwill              $ (45.2)
            Preliminary Goodwill at Acquisition                36.6
                                                            -------
            Goodwill Adjustment                             $ (8.6)
                                                            -------

4.    INTANGIBLE ASSETS

   Adjustment to reflect the preliminary estimate of the fair value of intangible assets and related amortization expense as follows (in millions):

                                  Preliminary     Annual      Useful Life
                                  Fair Value   Amortization     (years)
        Patents                     $ 0.9          $0.1            10
        Trademarks/Trade names       19.8           N/A           N/A
        TOTAL INTANGIBLE ASSETS     $20.7          $0.1

      The increase in annual amortization expense is approximately $0.1 million per year, calculated using the increases and estimated useful lives indicated above. Trademarks/trade names are deemed to have an indefinite life and therefore are not amortized.


5.    FINANCING AND DEBT ISSUE COSTS

   Adjustment to record additional annual interest expense and debt issuance cost amortization related to the $252.4 million in indebtedness incurred to finance the acquisition of LCA and pay costs and expenses related to the acquisition. The Unaudited Pro Forma Condensed Combined Financial Statements assume that this indebtedness consists of:

    - $200 million of senior unsecured notes with a fixed interest rate of 6.375% and a yield of 6.462% (after discount);

    - $52.4 million of commercial paper borrowings under Hubbell's existing commercial paper program at an estimated effective interest rate of 2.0%. A 1/8 of a point increase in the effective interest rate would increase annual interest expense by approximately $200,000; and

    -    Debt issue costs of $2.7 million.

   The debt issue costs of $2.7 million were funded with available cash.

6.    INTERCOMPANY TRANSACTIONS

   Adjustment to eliminate intercompany borrowings and associated interest expense between the USI Lighting Group and its former parent, USI Industries, Inc.

   For the fiscal year ended September 30, 2001, USI Lighting Group was charged $5.5 million of management fee expenses by the former parent to cover the cost of services including legal, finance, tax, risk management and employee benefits administration provided by the former parent. These amounts are recorded in Selling and Administrative Expenses in the Statement of Earnings of USI Lighting Group. The Company does not believe that 100% of these costs will continue to be incurred by the combined entity due to the fact that Hubbell provides all of these services to its existing portfolio of companies. However, none of these costs have been eliminated due to the fact that actual cost savings cannot be reasonably estimated at this time.

7.    TAX EFFECTS ON STATEMENT OF EARNINGS

   Adjustment to record the tax effect of adjustments reflected in the Statement of Earnings at the statutory tax rate of 38%.

   LCA's provision for income taxes for the fiscal year ended September 30, 2001 includes an expense of $7.5 million related to the recording of a valuation allowance against net deferred tax assets, which has not been eliminated in the Unaudited Pro Forma Condensed Combined Statement of Earnings.

8.    SHAREHOLDERS' EQUITY

   Adjustment to eliminate the USI Lighting Group's historical shareholders' equity.

9.    EXPENSE CLASSIFICATION CONFORMITY

   Adjustment to reclassify USI Lighting Group's distribution, warehousing and engineering costs as components of cost of goods sold from selling and administrative expenses to conform with Hubbell's historical treatment of such items.

10.   HISTORICAL GOODWILL

   Adjustment to eliminate historical goodwill amortization of the USI Lighting Group.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          HUBBELL INCORPORATED


                                            By: /s/ Richard W. Davies
                                                ------------------------------
                                                Name:  Richard W. Davies
                                                Title: Vice President, General
                                                       Counsel and Secretary

Date: July 9, 2002

                                  EXHIBIT INDEX

EXHIBIT NO.      DOCUMENT DESCRIPTION
23.1             Consent of Ernst & Young LLP.